Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Ferro Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its methodology of accounting for uncertainties in income taxes in 2007), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ferro Corporation for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
Cleveland, Ohio
February 4, 2011